                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                            UNITED DENTAL CARE, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   91018H 10 1
                                 (CUSIP Number)

                               SEPTEMBER 11, 1998
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                               Page 1 of 11 Pages

                                                  ------------------------------
                                                    Page 2 of 11 Pages
                                                  ------------------------------
------------------------------
CUSIP NO.     91018H 10 1
------------------------------

--------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jack R. Anderson

--------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [X]
                                                                                                       (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------------------------------------------------------------------------------------------------------------
           NUMBER OF            5      SOLE VOTING POWER

            SHARES                     -0-
                              --------------------------------------------------------------------------------
         BENEFICIALLY           6      SHARED VOTING POWER

         OWNED BY EACH                 -0-
                              --------------------------------------------------------------------------------
           REPORTING            7      SOLE DISPOSITIVE POWER

            PERSON                     -0-
                              --------------------------------------------------------------------------------
             WITH               8      SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------------------------------------------------------------------------------------------------------------
  10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS




                               Page 2 of 11 Pages

                                                  ------------------------------
                                                    Page 3 of 11 Pages
                                                  ------------------------------
------------------------------
CUSIP NO.     91018H 10 1
------------------------------


--------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James B. Kingston

--------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [X]
                                                                                                       (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------------------------------------------------------------------------------------------------------------
           NUMBER OF            5      SOLE VOTING POWER

            SHARES                     -0-
                              --------------------------------------------------------------------------------
         BENEFICIALLY           6      SHARED VOTING POWER

         OWNED BY EACH                 -0-
                              --------------------------------------------------------------------------------
           REPORTING            7      SOLE DISPOSITIVE POWER

            PERSON                     -0-
                              --------------------------------------------------------------------------------
             WITH               8      SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------------------------------------------------------------------------------------------------------------
  10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS




                               Page 3 of 11 Pages

                                                  ------------------------------
                                                    Page 4 of 11 Pages
                                                  ------------------------------
------------------------------
CUSIP NO.     91018H 10 1
------------------------------

--------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James Ken Newman

--------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [X]
                                                                                                       (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------------------------------------------------------------------------------------------------------------
           NUMBER OF            5      SOLE VOTING POWER

            SHARES                     -0-
                              --------------------------------------------------------------------------------
         BENEFICIALLY           6      SHARED VOTING POWER

         OWNED BY EACH                 -0-
                              --------------------------------------------------------------------------------
           REPORTING            7      SOLE DISPOSITIVE POWER

            PERSON                     -0-
                              --------------------------------------------------------------------------------
             WITH               8      SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------------------------------------------------------------------------------------------------------------
  10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS



                               Page 4 of 11 Pages

                                                  ------------------------------
                                                    Page 5 of 11 Pages
                                                  ------------------------------
------------------------------
CUSIP NO.     91018H 10 1
------------------------------


--------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William H. Longfield

--------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [X]
                                                                                                       (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------------------------------------------------------------------------------------------------------------
           NUMBER OF            5      SOLE VOTING POWER

            SHARES                     -0-
                              --------------------------------------------------------------------------------
         BENEFICIALLY           6      SHARED VOTING POWER

         OWNED BY EACH                 -0-
                              --------------------------------------------------------------------------------
           REPORTING            7      SOLE DISPOSITIVE POWER

            PERSON                     -0-
                              --------------------------------------------------------------------------------
             WITH               8      SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------------------------------------------------------------------------------------------------------------
  10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS



                               Page 5 of 11 Pages

                                                  ------------------------------
                                                    Page 6 of 11 Pages
                                                  ------------------------------
------------------------------
CUSIP NO.     91018H 10 1
------------------------------


--------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          George E. Bello

--------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [X]
                                                                                                       (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------------------------------------------------------------------------------------------------------------
           NUMBER OF            5      SOLE VOTING POWER

            SHARES                     -0-
                              --------------------------------------------------------------------------------
         BENEFICIALLY           6      SHARED VOTING POWER

         OWNED BY EACH                 -0-
                              --------------------------------------------------------------------------------
           REPORTING            7      SOLE DISPOSITIVE POWER

            PERSON                     -0-
                              --------------------------------------------------------------------------------
             WITH               8      SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------------------------------------------------------------------------------------------------------------
  10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS




                               Page 6 of 11 Pages

Item 1(a) Name of issuer:

         United Dental Care, Inc.

Item 1(b) Address of issuer's principal executive offices:

         13601 Preston Road, Suite 500 East
         Dallas, Texas 75240

Item 2(a) Name of person filing:

         Jack R. Anderson                 William H. Longfield
         James B. Kingston                George E. Bello
         James Ken Newman

Item 2(b) Address or principal business office or, if none, residence:

         Mr. Jack R. Anderson             Mr. William H. Longfield
         16475 Dallas Parkway             730 Central Avenue
         Suite 735                        Murray Hill, New Jersey 07974
         Dallas, Texas 75248

         Mr. James B. Kingston            Mr. George E. Bello
         17 Metacom Drive                 Park Avenue Plaza, 29th Floor
         Simsbury, CT 06070               55 East 52nd Street
                                          New York, New York 10055

         Mr. James Ken Newman
         1500 Waters Ridge Drive
         Lewisville, TX 75057-6011

Item 2(c) Citizenship:

         See Item 4 of Cover Pages

Item 2(d) Title of class of securities:

         Common Stock

Item 2(e) CUSIP No.:

         91018H 10 1

Item 3.  Not Applicable



                               Page 7 of 11 Pages

Item 4.  Ownership.

(a) Amount beneficially owned:

         See Item 9 of Cover Pages

(b) Percent of class:

         See Item 11 of Cover Pages

(c) Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote:

                  See Item 5 of Cover Pages

         (ii) Shared power to vote or to direct the vote:

                  See Item 6 of Cover Pages

         (iii) Sole power to dispose or to direct the disposition of:

                  See Item 7 of Cover Pages

         (iv) Shared power to dispose or to direct the disposition of:

                  See Item 8 of Cover Pages

Item 5.  Ownership of 5 Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]

 Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Jack R. Anderson           William H. Longfield
         James B. Kingston          George E. Bello
         James Ken Newman



                               Page 8 of 11 Pages

         Each of the individuals listed above (the "Group") was a party to a certain Stockholders Agreement (the "Stockholder Agreement") dated as of September 16, 1994 pursuant to which the members of the Group agreed to elect Robert J. Nettinga to the Board of Directors of United Dental Care, Inc. (the "Company") until the earlier of four (4) years from September 16, 1994 or the date when no payments remain outstanding and payable to Robert J. Nettinga under a certain Non-Competition Agreement and a certain Consulting Agreement entered into by Robert J. Nettinga and the Company in connection with the purchase of a company founded by Robert J. Nettinga by the Company on September 16, 1994. The members of the Group have not agreed to vote their shares or otherwise act in concert for any other purpose whatsoever.

 Item 9.  Notice of Dissolution of Group.

         Not Applicable

 Item 10. Certification.

         Not Applicable



                               Page 9 of 11 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 26, 1998


/s/ Jack R. Anderson                              /s/ William H. Longfield
--------------------------------------            ------------------------------
Jack R. Anderson                                  William H. Longfield



/s/ James B. Kingston                             /s/ George E. Bello
--------------------------------------            ------------------------------
James B. Kingston                                 George E. Bello



/s/ James Ken Newman
--------------------------------------
James Ken Newman



                              Page 10 of 11 Pages

                                    EXHIBIT A


         The undersigned agree that the Schedule 13G to which this Exhibit A is attached is filed on behalf of each of them pursuant to Rule 13d-1(f)(1)(iii). This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one instrument.

Dated: October 26, 1998


/s/ Jack R. Anderson                              /s/ William H. Longfield
--------------------------------------            ------------------------------
Jack R. Anderson                                  William H. Longfield



/s/ James B. Kingston                             /s/ George E. Bello
--------------------------------------            ------------------------------
James B. Kingston                                 George E. Bello



/s/ James Ken Newman
--------------------------------------
James Ken Newman



                              Page 11 of 11 Pages